UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2010

CITY NATIONAL BANCSHARES CORPORATION
(Exact name of registrant as specified in charter)

State of New Jersey	0-11535	22-2434751
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

900 Broad Street, Newark, New Jersey		07102
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (973) 624-0865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 30, 2010, Preston D. Pinkett III, and Alfonso L. Carney, Jr. accepted the appointment of the Board of Directors of City National Bancshares Corporation (the “Corporation”) to serve on the Board of Directors of the Corporation.  The Federal Reserve Bank of New York (the “FRB”), the primary regulator of bank holding companies such as the Corporation, had previously approved Messrs. Pinkett and Carney to serve on the Board earlier in December.   Messrs. Pinkett and Carney had also been previously appointed by the Board of Directors of the Corporation and City National Bank of New Jersey (“CNB”) to temporarily serve on the Board of Directors of CNB, with the temporary consent of the Office of the Comptroller of the Currency (the “OCC”), but subject to the final approval of the OCC and the Federal Deposit Insurance Corporation, the regulators of CNB, after completion of their formal approval processes.  Mr. Pinkett currently serves as Vice President, Social Investments, with Prudential Financial, Inc.  Mr. Carney is a Principal of Rockwood Partners LLC and serves as Chairman of the Dormitory Authority of the State of New York.  Messrs. Pinkett and Carney will serve on the following committees of Board of the Corporation and CNB:  Loan and Discount Committee, Audit and Compliance Committee, Governance/Nominating Committee, Investment Committee and the Compliance Committee.  Mr. Carney will also serve on the Personnel Compensation/Director and Management Review Committee.  Subject to the Corporation’s written agreement with the FRB and CNB’s formal agreement and consent order with the OCC, both will be eligible for the director compensation described in the Corporation’s most recent proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY NATIONAL BANCSHARES CORPORATION
Date: January 7, 2010	By:	/s/ Edward R. Wright
Edward R. Wright
Senior Vice President and Chief Financial Officer